Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is dated as of September 19, 2022, by and between ReWalk Robotics, Inc., a Delaware corporation (the "Company"), with offices at 200 Donald Lynch Boulevard, Marlboro, MA 01752 and Michael A. Lawless (the "Employee") of Medfield, MA.

WITNESSETH:

WHEREAS the Company desires to enter into employment with the Employee for the period provided in this Agreement, and the Employee is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

NOW, THEREFORE, for and in consideration of the premise hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

1.          Employment.

(a) The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept such employment with the Company, beginning on September 19 , 2022 and continuing for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

(b)          The Employee affirms and represents that as of the commencement of his employment by the Company on September 19, 2022 he will be under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Employee's acceptance of employment hereunder with the Company, the employment of the Employee by the Company, or the Employee's undertakings under this Agreement.

2.          Term of Employment.

(a) Unless earlier terminated as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a period beginning on September 19, 2022 through September 18, 2023 (the "Initial Term").

(b) The term of the Employee's employment under this Agreement shall be automatically renewed for additional twelve-month terms (each, a "Renewal Term") upon the expiration of the Initial Term or any Renewal Term unless the Company or the Employee delivers to the other, at least ninety (90) days prior to the expiration of the Initial Term or applicable Renewal Term, written notice specifying that the term of the Employee's employment will not be renewed at the end of the Initial Term or Renewal Term. If the term of the Employee’s employment is not renewed, the severance terms set forth in Section 9(b) below will take effect. The period from September 19, 2022, through September 18, 2023 or, in the event that the Employee's employment hereunder is earlier terminated as provided herein or renewed as provided in this Section 2(b), such shorter or longer period, as the case may be, is hereinafter called the "Employment Term".

3.          Duties. The Employee shall be employed as the Chief Financial Officer (CFO) of the Company, shall faithfully and competently perform such duties as inhere in such position and as are specified in the Bylaws of the Company and shall also perform and discharge such other executive employment duties and responsibilities as the CEO of the Company shall from time to time determine. The position shall report to the CEO. The Employee shall perform his duties principally at his home or executive offices of the Company, with such travel to such other locations from time to time as the CEO of the Company may reasonably prescribe and that is mutually agreed upon. Except as may otherwise be approved in advance by the CEO of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability or non-profit public service activities, the Employee shall devote his full time throughout the Employment Term to the services required of him hereunder. The Employee shall render his business services exclusively to the Company (which term includes any of its subsidiaries or affiliates).  During the Employment Term, the Employee shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position. Notwithstanding the foregoing, the Employee shall be entitled to participate as a director and investor in other business enterprises and to engage in activities related thereto so long as such participation and activities do not (i) involve a substantial amount of the Employee's time, (ii) impair the Employee's ability to perform his duties under this Agreement or (iii) violate the provisions of Section 12 of this Agreement.

4.          Salary. As compensation for the complete and satisfactory performance by the Employee of the services to be performed by the Employee hereunder during the Employment Term, the Company shall pay the Employee a base salary at the annual rate of Three Hundred Thousand Dollars ($300,000.00) (said amount, together with any increases thereto as may be determined from time to time by the Compensation Committee of the Company in its sole discretion, being hereinafter referred to as "Base Salary"). Any Base Salary payable hereunder shall be paid in regular intervals (in the United States, twice per month) in accordance with the Company's payroll practices from time to time in effect. Employee shall additionally be eligible to participate in annual merit increases beginning January 1, 2023.

5.          Bonus. The Employee will be eligible to participate in the Company's bonus plan, with eligibility for an annual bonus of up to thirty-five percent (35%) of the Employee's then-Base Salary, assuming Company and individual objectives are met (the "Bonus"). For the period from the commencement of the Employment Term through December 31, 2022, the amount of Bonus for which the Employee will be eligible to receive will be pro-rated for such period. Bonus percentage will be subject to specific objectives and accomplishments as are mutually agreed upon by the Board of Directors and the Employee. Payment of such bonuses will be subject to the approval of the Compensation Committee of the Board of Directors. Performance that exceeds the agreed-upon objectives will allow for payment beyond the 35% target.

6.          Equity Compensation. As of the commencement of employment, the Company will grant the Employee an inducement grant of 225,000 RSU’s (Restricted Stock Units). The RSUs will vest in four equal annual installments, commencing as of the grant date, and shall have such other terms generally consistent with the terms set forth in the Company’s 2014 Equity Incentive Plan; provided, however, that in the event the Employee’s employment with the Company is terminated by the Company (or its successor) not for cause (as defined below) or by the Employee for Good Reason (as defined below) within 90 days prior to a Change of Control or one year following a Change of Control, the RSUs will vest and become immediately exercisable upon the effective date of termination of employment. For purposes of this Agreement, the term “Change of Control” shall have the meaning set forth in Section 2.10 of the Company’s Amended and Restated 2014 Incentive Compensation Plan and the term “Good Reason” means Employee resigns due to (i) he no longer reports to a person with a grade level equal to or higher than his, (ii) relocation of the Employee by the Company without Employee’s express written consent to a facility or location more than fifty (50) miles from Employee’s then-current location in one or more steps; (iii) a ten percent (10%) or greater reduction in the Base Salary (other than an equivalent percentage reduction in the base salaries that applies to Employee’s entire business unit); or (iv) a material breach by the Company of this Employment Agreement; provided, however, that with respect to each of the foregoing, Employee must (a) within ninety (90) days following its occurrence, deliver to the Company a written explanation specifying the specific basis for Employee’s belief that he is entitled to terminate his employment for Good Reason, (b) give the Company an opportunity to cure any of the foregoing within thirty (30) days following delivery of such explanation and (c) provided Company has failed to cure any of the foregoing within such thirty (30) day cure period, terminate Employee’s employment within thirty (30) days following expiration of such cure period.

In addition to the inducement grant described above, the Company will consider granting the Employee additional equity awards on an annual basis as per the Company’s Compensation Policy.

7.          Other Benefits. During the Employment Term, the Employee shall:

(i)          be eligible to participate (on terms at least as favorable as other executive employees) in employee fringe benefits and pension and/or profit-sharing plans that may be provided by the Company for its executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

(ii)          be entitled to fully paid Harvard-Pilgrim or equivalent medical and dental coverage under the Company's health care policy for its executive employees and their dependents in accordance with the provisions of such Company’s health care policy, as the same may be in effect from time to time;

(iii)          be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its executive officers, provided that such number of paid vacation days in each calendar year shall not be less than twenty (20) work days (four (4) calendar weeks); the Employee shall also be entitled to all paid holidays given by the Company to its senior executive officers; it is understood that some vacation will occur in the first three months of employment for a previously planned trip;

(iv)          be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time; and

(v)          be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of him duties hereunder in accordance with the Company's normal policies from time to time in effect. This includes expenses to maintain his CPA licensing.

8.          Confidential Information. The Employee hereby covenants, agrees and acknowledges as follows:

(a)          The Employee has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and any other present or future subsidiaries or affiliates of the Company (collectively with the Company, the "Companies"), including but not limited to (i) inventions; designs; specifications; materials to be used in products and manufacturing processes; customer lists; claims histories, adjustments and settlements and related records and compilations of information; the identity, lists or descriptions of any new customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; premium structures; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations and (iii) all other tangible and intangible property, which are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the "Confidential Information", provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Employee), (y) that the Employee receives on a non-confidential basis from a source (other than the Companies or their representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any of the Companies or (z) that was in the possession of the Employee prior to disclosure by the Companies.

(b)          The Employee shall not disclose, use or make known for him or another's benefit any Confidential information or use such Confidential Information in any way except as is in the best interests of the Companies in the performance of the Employee's duties under this Agreement. The Employee may disclose Confidential Information when required by a third party and applicable law or judicial process, but only after providing immediate notice to the Company at any third party's request for such information, which notice shall include the Employee's intent with respect to such request.

(c)          The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 8 would be inadequate and, therefore, agrees that the Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

(d)          The Employee agrees that upon termination of him employment with the Company for any reason, the Employee shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

(e)          The obligations of the Employee under this Section 8 shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement.

(f)          Without limiting the generality of Section 13 hereof, the Employee hereby expressly agrees that the foregoing provisions of this Section 8 shall be binding upon the Employee's heirs, successors and legal representatives.

9.          Termination.

(a)          The Employee's employment hereunder shall be terminated upon the occurrence of any of the following:

(i)          death of the Employee;

(ii)          the Employee's inability to perform his duties on account of disability or incapacity for a period of one hundred eighty (180) or more days, whether or not consecutive, within any period of twelve (12) consecutive months;

(iii)          the Company giving written notice, at any time, to the Employee that the Employee's employment is being terminated "for cause" (as defined below); or

(iv)          the Company giving written notice, at any time, to the Employee that the Employee's employment is being terminated other than pursuant to clause (i), (ii) or (iii) above.

     The following actions, failures and events by or affecting the Employee shall constitute "cause" for termination within the meaning of clause (iii) above: (A) an indictment for or conviction of the Employee of, or the entering of a plea of nolo contendere by the Employee with respect to, having committed a felony, (B) abuse of controlled substances or alcohol or acts of dishonesty or moral turpitude by the Employee that are detrimental to the Company, (C) acts or omissions by the Employee that the Employee knew were likely to damage the business of the Company, (D) negligence by the Employee in the performance of, or disregard by the Employee of, his material obligations under this Agreement or otherwise relating to his employment, which negligence or disregard continue un-remedied for a period of fifteen (15) days after written notice thereof to the Employee or (E) failure by the Employee to obey the reasonable and lawful orders and policies of the Board of Directors that are consistent with the provisions of this Agreement (provided that, in the case of an indictment described written notice of such proposed termination and a reasonable opportunity to discuss the matter with the CEO in clause (A) above, and in the case of clause (B), (C) or (E) above, the Employee shall have received of the Company, followed by a notice that the CEO of the Company adheres to its position).

(b)          In the event that the Employee's employment is terminated pursuant to clause (iv) of Section 9(a) above, at any time during his employment, the Company shall pay to the Employee, as severance pay or liquidated damages or both, monthly payments at the rate per annum of his Base Salary and Bonus (and the replacement cost of his benefits as described in Section 7 above) at the time of such termination for a period from the date of such termination to the date which is six  months after such termination.

(c)          The Employee shall be entitled to voluntary leave and receive severance pay as discussed in Section 9(b) if the Employee resigns for Good Reason (as defined in Section 10 below).

(d)          Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in Section 9(b) above, the Company (and its affiliates) shall not be obligated to make any payments to the Employee or on his behalf of whatever kind or nature by reason of the Employee's cessation of employment (including, without limitation, by reason of termination of the Employee's employment by the Company's for "cause"), other than (i) such amounts, if any, of his Salary as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts, if any, which may be then otherwise payable to the Employee pursuant to the terms of the Company's benefits plans.

(e)            No interest shall accrue on or be paid with respect to any portion of any payment hereunder.

10.          Severance Bonus in Event of Change of Control.   In the event that the Employee’s employment with the Company is terminated by the Company (or its successor) not for cause or by the Employee for Good Reason within 90 days prior to a Change of Control or one year following a Change of Control, upon the effective date of termination of employment the Employee shall be entitled to a special severance bonus equal to:

(i)          12 months of the Base Salary; plus

(ii)          An annual bonus for the year in which the termination occurs equal to the bonus that the Employee would have received assuming he had not been terminated prior to the applicable date of payment of such bonus and also assuming achievement of 100% of the milestones and targets as established by the Company’s board of directors for the applicable year of termination; such bonus shall be payable promptly following the termination; and

(iii)          If Mr. Lawless is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, 12 months of the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage (or a monthly cash payment in lieu thereof if the Company determines it cannot pay such amounts without potentially violating applicable law).

11.          Non-Assignability.

(a)          Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 11(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon him death or incapacity.

(b)            Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

1l.          Inventions. Any and all inventions, innovations or improvements ("inventions") made, developed or created by the Employee (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the Employment Term which may be directly or indirectly useful in, or relate to, the business of the Company shall be promptly and fully disclosed by the Employee to the Board of Directors of the Company and shall be the Company's exclusive property as against the Employee, and the Employee shall promptly deliver to an appropriate representative of the Company as designated by the Board of Directors all papers, drawings, models, data and other material relating to any inventions made, developed or created by him as aforesaid. The Employee shall, at the request of the Company and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to direct issuance of patents or copyrights to the Company with respect to such inventions as are to be the Company's exclusive property as against the Employee or to vest in the Company title to such inventions as against the Employee. The expense of securing any such patent or copyright shall be borne by the Company.

12.          Restrictive Covenants.

(a)          Non-Competition. During the Employment Term and, in the event the Employee's employment is terminated by the Company pursuant to clause (iii) or (iv) of Section 9(a) above, during the twelve (12) month period following such termination (provided that, in the case of a termination pursuant to clause (iv) of said Section 9(a), any payments required pursuant to Section 9(b) hereof are made in full and in a timely fashion)), the Employee will not directly or indirectly (as a director, officer, executive employee, manager, consultant., independent  contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with the Company within the meaning of Section 12(d) below, provided, however, that the provisions of this Section 12(a) shall not be deemed to prohibit the Employee's ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company in competition with the Company, or ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of any other business in competition with the Company. The geographic territory within which this Section 12(a) applies is all of the United States of America, Europe and Asia.

(b)             Non-Solicitation. During the Employment Term and during the twelve (12) month period following the end of the Employment Term for any reason whatsoever (or, if later, the twelve (12) month period following termination of the Employee's employment with the Company), provided that payments, if any, required pursuant to Section 9(b) hereof are made in full and in a timely fashion, the Employee will not directly or indirectly induce or attempt to induce any employee of any of the Companies to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof.

(c)          Non-Interference. During the Employment Term and, in the event the Employee's employment is terminated by the Company pursuant to clause (iii) or (iv) of Section 9(a) above, during the twelve (12) month period following such termination (provided that, in the case of a termination pursuant to clause (iv) of said Section 9(a), any payments required pursuant to Section 9(b) hereof are made in full and in a timely fashion)), the Employee will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of the Company if such action by him would have a material adverse effect on the business, assets or financial condition of the Company, or materially interfere with the relationship between any such person or entity and the Company.

(d)          Certain Definitions. For purposes of this Section 12, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of the Company, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with the Company, if such person or entity is engaged in a business involving robotic technologies designed to allow mobility of paralyzed or limited mobility patients.

(e)          Certain Representations of the Employee. In connection with the foregoing provisions of this Section 12, the Employee represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 12 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Companies. It is understood and agreed that the covenants made by the Employee in this Section 12 (and in Section 8 hereof) shall survive the expiration or termination of this Agreement.

(f)          Injunctive Relief. The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Section 12 hereof would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other rights and remedies available for any such breach or threatened breach.

13.          Binding Effect. Without limiting or diminishing the effect of Section 8 or Section 12 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

14.          Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile or email confirmed in writing to the recipient, if to the Company at the Company's principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

15.          Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

16.          Severability. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 8 or 12 hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 8 or 12 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances.  If any part of this Agreement other than Section 8 or 12 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

17.          Waiver. Failure to insist upon strict compliance with any of the terms, covenants or condition hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

18.          Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

19.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.

__________________________	____________________________
Michael Lawless	Larry Jasinski
Chief Executive Officer
ReWalk Robotics, Inc.